Exhibit 99.3

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D with respect to the ordinary shares, par value NIS 0.01 per share, of Stratasys Ltd., dated as of July 18, 2023, is, and any amendments thereto, signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: July 18, 2023

Nano Dimension Ltd.

By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	Chief Financial Officer

Nano Dimension NY Ltd.

By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	Chief Financial Officer